                                                                   EXHIBIT 99(B)

                   ITT HARTFORD GROUP, INC. AND SUBSIDIARIES

                              CONSOLIDATED INCOME
                                 (In millions)

                                                               SECOND
                                                            QUARTER ENDED          SIX MONTHS
                                                              JUNE 30,           ENDED JUNE 30,
                                                          -----------------     -----------------
                                                           1995       1994       1995       1994
                                                          ------     ------     ------     ------
Revenues
  Property and casualty insurance, net of increase
     (decrease) in unearned premium of $(50), $(25),
     $64 and $62.......................................   $1,733     $1,635     $3,410     $3,250
  Life insurance.......................................      531        527      1,278      1,032
  Net investment income................................      622        552      1,183      1,023
  Net realized capital gains...........................       28         11         48         62
                                                          ------     ------     ------     ------
                                                           2,914      2,725      5,919      5,367
                                                          ------     ------     ------     ------
Costs and Expenses
  Benefits, claims and claim adjustment expenses:
     Property and casualty.............................    1,401      1,216      2,648      2,451
     Life..............................................      616        537      1,202        995
  Amortization of deferred policy acquisition costs....      399        407        813        801
  Other expenses.......................................      372        360        933        717
                                                          ------     ------     ------     ------
                                                           2,788      2,520      5,596      4,964
                                                          ------     ------     ------     ------
                                                             126        205        323        403
Income Tax Expense.....................................       20         46         76        107
Dividend on Subsidiary Preferred Stock.................       (1)        (2)        (2)        (4)
                                                          ------     ------     ------     ------
Income before Cumulative Effect of Accounting
  Changes..............................................      105        157        245        292
Cumulative Effect of Accounting Changes, net of tax of
  $7...................................................       --         --         --         12
                                                          ------     ------     ------     ------
Net Income.............................................   $  105     $  157     $  245     $  304
                                                          ======     ======     ======     ======

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

                                                                   EXHIBIT 99(B)

                   ITT HARTFORD GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                 (In millions except for shares and per share)

                                                                        JUNE 30,     DECEMBER 31,
                                                                          1995           1994
                                                                        --------     ------------
ASSETS
Investments --
  Fixed maturities, available for sale, at fair value................   $ 26,413       $ 27,418
  Equity securities, at fair value...................................      1,306          1,350
  Policy loans, at cost..............................................      3,677          2,614
  Other investments, at cost.........................................      4,696          1,071
                                                                        --------     ------------
     Total investments...............................................     36,092         32,453
Cash.................................................................        112             55
Premiums Receivable and Agents' Balances.............................      2,085          1,996
Reinsurance Recoverables.............................................     12,346         12,220
Deferred Policy Acquisition Costs....................................      2,784          2,525
Deferred Income Tax..................................................      1,322          1,729
Other Assets.........................................................      2,610          2,532
Separate Account Assets..............................................     29,480         23,255
                                                                        --------     ------------
                                                                        $ 86,831       $ 76,765
                                                                         =======     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities --
  Future policy benefits, unpaid claims and claim adjustment expenses:
     Property and casualty...........................................   $ 17,535       $ 17,435
     Life............................................................      3,519          3,152
  Other policy claims and benefits payable...........................     23,728         22,308
  Unearned premiums..................................................      2,821          2,725
  Short-term debt....................................................        915            902
  Long-term debt.....................................................        598            596
  Other liabilities (including subsidiary preferred stock of $86)....      3,428          3,208
  Separate account liabilities.......................................     29,480         23,255
                                                                        --------     ------------
                                                                          82,024         73,581
                                                                        --------     ------------
Stockholder's Equity --
  Common stock -- authorized, issued and outstanding 1 share, $1 par
     value...........................................................         --             --
  Capital surplus....................................................      1,610          1,357
  Cumulative translation adjustments.................................         79             24
  Unrealized loss on securities, net of tax benefit..................       (149)        (1,219)
  Retained earnings..................................................      3,267          3,022
                                                                        --------     ------------
                                                                           4,807          3,184
                                                                        --------     ------------
                                                                        $ 86,831       $ 76,765
                                                                         =======     ==========

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